Exhibit 16.1

U.S. Securities and Exchange Commission Office of the Chief Accountant 100 F Street, NE Washington, DC 20549 USA Re: Wize Pharma, Inc. (formerly OphthaliX, Inc.) File No. 000-52545	Fahn Kanne & Co. Head Office 32 Hamasger Street Tel-Aviv 6721118, ISRAEL PO Box 36172, 6136101 T +972 3 7106666 F +972 3 7106660 www.gtfk.co.il
Tel-Aviv, November 21, 2017

Ladies and Gentlemen:

We have read Item 4.01 of Form 8-K of Wize Pharma, Inc. (formerly OphthaliX, Inc.) dated November 21, 2017, and agree with the statements concerning our Firm contained therein.

Very truly yours,

/s/ FAHN KANNE & CO. GRANT THORNTON ISRAEL

Certified Public Accountants

Fahn Kanne & Co. is the Israeli member firm of Grant Thornton International Ltd.